KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 29, 2025, with respect to the financial statements of the subaccounts that comprise the Mutual of America Separate Account No. 2, and the related notes (collectively, the financial statements), included herein and to the references to our firm under the headings “Services- Service Providers,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information included in Form N-4.

New York, New York

April 29, 2025